Exhibit 15.1

Group Code of Business Conduct

Our purpose is to help people get the most out of life. We make healthcare affordable and accessible, we protect people’s wealth and grow their assets, and we empower our customers to save for their goals.

We have always thought very carefully about how best to behave towards each other and towards our customers. Every time we sell one of our products, we are asking a customer to let us look after their hard-earned money now and, in return, at some time in the future we will help them to meet an important financial need or life goal.

With every transaction, with every promise, we are saying: “Trust us.” Customers give us their trust only if they believe we operate in the right way. That’s why our founders named this company after the human quality that was the most important to them: “Prudence”.

Over the years, many things have evolved: the markets where we do business, the technology available to us, and the way we use language. What has not changed is the need for an organisation like ours to have a strong moral compass.

To fulfil our purpose and deliver benefits to our customers, we adhere to the highest professional and ethical standards of conduct.

Putting yourself in the customer’s shoes is the best possible discipline for any business. Our businesses are committed to upholding five customer conduct standards - treating customers fairly and honestly; providing and promoting products and services that meet customers’ needs, are clearly explained and deliver real value; maintaining the confidentiality of customer information, ensuring the personal financial or investment interests of employees do not compete, conflict or detract from the interests of customers; providing and promoting high standards of customer service; and acting fairly to address customer complaints and any errors we find.

Furthermore, our standards in five key areas – financial crime, conflicts of interest, information & dealing, communication, and people – form part of this Code of Business Conduct. Members of the Board and all our employees are required to confirm that they both understand and adhere to those standards. It is vital that all of us uphold these standards, and if employees believe colleagues are not meeting the standards set out in this Code, they should not hesitate to speak up.

The Group’s purpose applies to all employees. We know that career decisions are big ones – and that our employees bring us their time, talent, and passion.  This is what powers our ambitions in Asia and Africa.  In exchange, to honour the trust they place in us, we pledge to make Prudential a place where they can Connect, Grow, and Succeed supported by a culture that promotes their safety, inclusion, and wellbeing.

We need to act with integrity in everything we do. Integrity is doing the right thing, even when no one’s watching. To ensure that we’re always doing the right thing for our customers, our people, our business and our communities, and continuously innovating to improve, we have defined a core set of values – a high-level guide to how we should behave:

1.	Courageous

We need to have the fortitude to do the right thing, even when we might be under pressure, from ourselves or others, to take the easy way out. We need to speak up and innovate by feeling safe to take calculated risks even when they don’t work out as planned, to have honest and open conversations, and to provide two-way feedback that is transparent, constructive and respectful.

2.	Empathetic

Listening to and learning about others is important for success. We need to listen proactively and attentively, and seek diverse perspectives and the opinions of diverse people when faced with challenging decisions. We should listen to others without judgement, treat them with respect and try to see things from their point of view.

3.	Curious

In this fast-changing world, curiosity is more important than ever, including being curious about each other. Experimenting and becoming comfortable with failure enables creativity. We need to take the initiative, drive our own learning and development, and learn continuously.

4.	Nimble

Being nimble is about aligning change to purpose, learning from experimenting and pushing beyond our comfort zones. We need to reflect on our own failures and challenges to foster resilience and self-improvement. This is how we will create the future capabilities that will help us extend our leadership positions.

5.	Ambitious

Ambition is about always striving for new, better and sometimes surprising ways of serving customers. Individuals and teams need to have clear targets, and those targets should be aligned with those of the organisation. We need to have a strong focus on understanding and responding to customer needs, and to take responsibility for what we do.

These values are all fundamental. Each one applies equally to each of us. Through these values, we will continue to deliver for our customers, our investors and the communities in which we work, to improve our business and to achieve strong and lasting satisfaction in what we do.

Mark FitzPatrick

Group Chief Executive

Prudential plc

November 2022

Standards of Business Conduct

Aligned with our purpose, the Customer Conduct Risk Policy sets out the five customer conduct standards, with emphasis on putting customers first, meeting their needs and treating them fairly throughout the customer lifecycle. In addition, the following standards present a consolidated view of Group Governance Manual requirements applicable to all employees, and are subject to personal attestation each year.

Standard 1 – Financial Crime

Protecting the business against financial crime is the responsibility of us all.  Employees must complete training on financial crime topics (i.e. anti-bribery & corruption, anti-money laundering & sanctions and fraud prevention). The Group is committed to preventing bribery by persons associated with it and fostering a culture in which bribery is never acceptable. Failure of employees to meet their requirements outlined in the training or policies (e.g. declaration of gifts and hospitality, offering or accepting a bribe) may result in disciplinary action or even dismissal.

Employees who know of or suspect money laundering or terrorist financing activities must inform the Business Unit (BU) Money Laundering Reporting Officer (MLRO); for bribery or corruption matters they must inform the BU Anti-Bribery and Corruption Officer (ABCO); or for fraud matters they must inform the BU Fraud Prevention Manager or local Financial Crime Team.

Employees must protect the business against tax crimes, such as the facilitation of tax evasion.

Standard 2 – Conflicts of Interest

Employees must seek to identify and where possible avoid situations that could result in actual, perceived or potential conflicts of interest, which are situations where the Group, or a BU or an employee has a vested interest which could be seen as having inappropriate influence over decision making.

Employees are required to complete relevant training on conflicts of interest, notifying their line manager or other relevant parties if they identify any actual, perceived or potential conflict (including any commercial or private interest), so that steps can be taken to manage the situation.

Standard 3 – Information & Dealing

Employees must adhere to any restrictions imposed upon their securities dealing activities.

Employees who wish to deal in Prudential securities must follow the Securities Dealing Rules (part of the Information Sharing and Securities Dealing policy).

Financial Reporting Employees must not deal in a closed period. Restricted Employees must not deal in a closed period and must obtain permission to deal in an open period.

Employees who believe that they may be in possession of inside information or that there has been a breach relating to information barriers or inside information procedures must escalate this to the Group Legal Director without delay. In the case of potential inside information relating to the financial results of Prudential plc, employees must escalate to the Group Legal Director and the Group Chief Financial Officer without delay.

Employees must also adhere to the Information Security and Privacy policies.  This will help safeguard the information used in all aspects of our business operations, defend the Group from potential impacts and liabilities resulting from unauthorised activity and protect our customers and fellow employees by preventing others from inappropriately accessing and misusing their personal information.

Standard 4 – Communication

Employees must obtain permission from the relevant communications team before communicating externally on business matters or in any professional capacity through any public medium, including social media channels, and before accepting invitations to speak at conferences or other speaker events. Any form of media enquiry must be immediately referred to the relevant communications team.

The Group’s policy is not to provide endorsement to any third party, and any such requests must be referred to the relevant communications function.

Employees must not issue internal communications unless authorised by the relevant internal communications function.

Social media – If you discover any inaccurate, accusatory or negative comments about the Group online, do not respond or engage in the conversation, but report those comments to the relevant communications function.

Employees must not communicate with City institutions and investors regarding the Group, and any contact from them must be referred immediately to the Director of Investor Relations.

Employees must not share confidential or competitively sensitive information about the Group, its customers or suppliers with our peers or competitors. If you receive competitively sensitive information about our peers or competitors (other than for legitimate purposes), you must immediately tell your Legal team.

The Group is committed to maintaining an open and constructive relationship with all of its  regulators. Authorized employees must appropriately manage communications or interactions with the Group’s regulators, pertaining to business matters, and the compliance team should be consulted, where required.

Standard 5 – People

We expect our people to treat each other respectfully and with empathy. The Group prohibits and will not tolerate any form of discrimination, harassment, bullying and other behaviours which are contrary to our values and standards. To ensure diversity and inclusion are embedded in the culture of the workplace to deepen belonging, employees are expected to provide equality of opportunity for all fellow employees, irrespective of their gender, ethnicity, disability status, age, religion, caring responsibilities or sexual orientation. A diversity of skillsets and backgrounds enriches the organisation and we believe that diversity of experience, thinking and background is vital to success, both today and in the future.

Speak Out

Employees have an individual responsibility to promote appropriate behaviour and corporate values in the workplace.  If employees believe colleagues are not meeting the standards set out in this Code, they should not hesitate to speak up.  We also have available our Speak Out confidential reporting facility, training for which is mandatory.  Employees can raise potential concerns with the knowledge that such matters will be treated in confidence, including raising  concerns  directly  to  their  local regulator.  The Group has zero tolerance for any retaliation made against those who report concerns through Speak Out.